March 25, 1998

DEAR SHAREHOLDER:

         It is my pleasure to invite you to attend the 1998 Annual Meeting of Shareholders of Monocacy Bancshares, Inc. to be held on Monday, April 27, 1998 at 3:00 p.m., prevailing time. The Annual Meeting will be held in the lobby at the main office of Taneytown Bank & Trust Company, 222 East Baltimore Street, Taneytown, Maryland 21787.

         The Notice of the Annual Meeting and the Proxy Statement address the formal business of the meeting. The formal business schedule includes the election of two (2) directors, and the approval and ratification of the selection of Stegman & Company, Certified Public Accountants, as the Corporation's independent auditors for 1998. At the meeting, members of the Corporation's management will review the Corporation's operations during the past year and will be available to respond to questions.

         We strongly encourage you to vote your shares whether or not you plan to attend the meeting. It is very important that you sign, date and return the Proxy as soon as possible, in the postage prepaid envelope accompanying this mailing. Your Proxy may be revoked at any time before it is voted and does not alter your right to attend the meeting and to vote in person.

                                                        Sincerely,

                                                        Frank W. Neubauer
                                                        President and
                                                        Chief Executive Officer

                     [This Page Intentionally Left Blank.]

                        --------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 27, 1998

                        --------------------------------


TO THE SHAREHOLDERS OF MONOCACY BANCSHARES, INC.:

         Notice is hereby given that the Annual Meeting of Shareholders of MONOCACY BANCSHARES, INC. (the "Corporation") will be held at 3:00 p.m., prevailing time, on Monday, April 27, 1998, in the lobby at the main office of Taneytown Bank & Trust Company, 222 East Baltimore Street, Taneytown, Maryland 21787, for the following purposes:

         1. To elect two (2) Directors to serve for a three-year term and until their successors are elected and qualified;

         2. To ratify the selection of Stegman & Company, Certified Public Accountants, as the Corporation's independent auditors for the year ending December 31, 1998; and

         3. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

         In accordance with the By-laws of the Corporation and action of the Board of Directors, only those shareholders of record at the close of business on March 18, 1998, will be entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

         A copy of the Corporation's Annual Report for the fiscal year ended December 31, 1997, is enclosed with this Notice. Copies of the Corporation's Annual Report for the 1996 fiscal year may be obtained at no cost by contacting Brian M. Etzler, Secretary, 222 East Baltimore Street, Post Office Box 491, Taneytown, Maryland 21787, telephone number: (410) 756-2655.

         You are urged to mark, sign, date and promptly return your Proxy in the enclosed envelope so that your shares may be voted in accordance with your wishes and in order that the presence of a quorum may be assured. The prompt return of your signed Proxy, regardless of the number of shares you hold, will aid the Corporation in reducing the expense of additional proxy solicitation. Your Proxy may be revoked at any time before it is voted and, therefore, does not alter your right to attend the meeting and vote in person.

                                            By Order of the Board of Directors,




                                            Brian M. Etzler,
                                            Secretary

March 25, 1998

                           MONOCACY BANCSHARES, INC.

                   PROXY STATEMENT FOR THE ANNUAL MEETING OF
                   SHAREHOLDERS TO BE HELD ON APRIL 27, 1998

                                    GENERAL

INTRODUCTION, DATE, TIME AND PLACE OF ANNUAL MEETING
----------------------------------------------------

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of MONOCACY BANCSHARES, INC. (the "Corporation"), a Maryland business corporation and a registered bank holding company, of proxies to be voted at the Meeting of Shareholders of the Corporation to be held on Monday, April 27, 1998, at 3:00 p.m., prevailing time, in the lobby at the main office of Taneytown Bank & Trust Company, 222 East Baltimore Street, Taneytown, Maryland, 21787, and at any adjournment or postponement of the Annual Meeting.

         The principal executive office of the Corporation is located at Taneytown Bank & Trust Company (the "Bank"), 222 East Baltimore Street, Post Office Box 491, Taneytown, Maryland 21787. The telephone number for the Corporation is (410) 756-2655. All inquiries should be directed to Brian M. Etzler, Secretary of the Corporation. The Bank is a wholly-owned subsidiary of the Corporation.

SOLICITATION AND VOTING OF PROXIES
----------------------------------

         This Proxy Statement and the enclosed form of proxy (the "Proxy") are first being sent to shareholders of the Corporation on or about March 25, 1998.

         Shares represented by proxies on the accompanying Proxy, if properly signed and returned, will be voted in accordance with the specifications made thereon by the shareholders. Any Proxy not specifying to the contrary will be voted FOR the election of the nominees for director named below, and FOR ratification of the selection of Stegman & Company, Certified Public Accountants, as the Corporation's independent auditors for the year ending December 31, 1998. Execution and return of the enclosed Proxy will not alter a shareholder's right to attend the Annual Meeting and vote in person. The cost of preparing, assembling, printing, mailing and soliciting proxies, and any additional material that the Corporation may furnish shareholders in connection with the Annual Meeting, will be borne by the Corporation. In addition to use of the mails, certain directors, officers and employees of the Corporation and the Bank may solicit proxies personally by telephone and by telecopier. The Corporation will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of stock held of record by these persons, and, upon request, the Corporation will reimburse them for their reasonable expenses.

REVOCABILITY OF PROXY
---------------------

         A shareholder who returns a Proxy may revoke the Proxy at any time before it is voted. This right of revocation is not limited or subject to compliance with any formal procedure. Revocations should be delivered to Brian
M. Etzler, Secretary of the Corporation, at 222 East Baltimore Street, Post Office Box 491, Taneytown, Maryland 21787. Shareholders may also effect a revocation of a previously executed Proxy by attending the Annual Meeting and voting in person.

VOTING SECURITIES, RECORD DATE, AND QUORUM
------------------------------------------

         At the close of business on March 18, 1998, the Corporation had 1,798,325 shares of common stock, par value $5.00 per share (the "Common Stock"), issued and outstanding. The Common Stock is the Corporation's only authorized, issued and outstanding class of stock.

         Only holders of Common Stock of record at the close of business on March 18, 1998, will be entitled to notice of and to vote at the Annual Meeting. Cumulative voting rights do not exist with respect to the election of directors. On all matters to come before the Annual Meeting, each share of Common Stock is entitled to one vote.

         Under Maryland law and the By-laws of the Corporation, the presence of a quorum is required for each matter to be acted upon at the Annual Meeting. Pursuant to Article I, Section 1.05 of the By-laws of the Corporation, the presence, in person or by proxy, of shareholders entitled to cast a majority of all the votes entitled to be cast at the meeting constitutes a quorum for the transaction of business at the Annual Meeting. Votes withheld and abstentions will be counted in determining the presence of a quorum for the particular matter. Broker non-votes will not be counted in determining the presence of a quorum for the particular matter as to which the broker withheld authority.

         Assuming the presence of a quorum, the two (2) nominees for director receiving the highest number of votes cast by shareholders entitled to vote for the election of directors shall be elected. Votes withheld from a nominee and broker non-votes will not be cast for the nominee.

         Assuming the presence of a quorum, the affirmative vote of a majority of all votes cast by shareholders is required for ratification of the selection of independent auditors. Abstentions and broker non-votes are not deemed to constitute "votes cast" and, therefore, do not count either for or against ratification. Abstentions and broker non-votes, however, have the practical effect of reducing the total number of shares voted from which the required majority is calculated.

             PRINCIPAL BENEFICIAL OWNERS OF THE CORPORATION'S STOCK

PRINCIPAL OWNERS
----------------

         The following table sets forth, as of March 18, 1998, and adjusted to reflect the ten percent (10%) stock dividend payable to shareholders on February 17, 1998, the name and address of each person who owns of record or who is known by the Board of Directors to be the beneficial owner of more than five percent (5%) of the Corporation's outstanding Common Stock, the number of shares beneficially owned by such person and the percentage of the Corporation's outstanding Common Stock so owned.

                                                                                            Percent of Outstanding
                                                         Number of Shares                        Common Stock
        Name and Address                             Beneficially Owned (1)                  Beneficially Owned
        ----------------                             ----------------------                 ----------------------
Eric E. Glass                                               119,046 (2)                              6.51%
16117 Toms Creek Church Road
Emmitsburg, MD 21727

------------------
(1) For the definition of "beneficially owned", see Footnote 1, below, under the caption "Beneficial Ownership by Officers, Directors and Nominees."

(2) Includes 103,060 shares owned individually; 1,375 exercisable stock options; 4,971 shares held jointly with, and 2,330 shares held individually by, Mr. Glass' wife; 1,718 shares held by the Taney Corporation, of which Mr. Glass is Chairman of the Board; and 5,592 shares held by the Taney Corporation's employees' profit sharing trust over which Mr. Glass has investment discretion.

BENEFICIAL OWNERSHIP BY OFFICERS, DIRECTORS AND NOMINEES
--------------------------------------------------------

         The following table sets forth, as of March 18, 1998, and adjusted to reflect the ten percent (10%) stock dividend payable to shareholders on February 17, 1998, and from information supplied by the respective individual, the amount and percentage of the Common Stock beneficially owned by each director, each nominee, each named executive officer, and all officers, directors and nominees of the Corporation and the Bank as a group.

           Name of Individual       Amount and Nature of           Percent
          or Identity of Group    Beneficial Ownership (1)      of Class (2)
          --------------------    ------------------------      ------------

David M. Abramson                        3,487  (3)                  --
E. Wayne Baumgardner                    70,140  (4)                3.83%
George B. Crouse                        26,677  (5)                1.46%
Glenn E. Eaves                          15,992  (6)                  --
Eric E. Glass                          119,046  (7)                6.51%
Donald R. Hull                          66,514  (8)                3.64%
Frank W. Neubauer                       17,387  (9)                  --
Michael K. Walsch                        7,222 (10)                  --
All Officers, Directors and
Nominees as a Group (12 persons)       339,047 (11)               18.53% (12)

------------------
(1) The securities "beneficially owned" by an individual are determined in accordance with the definition of "beneficial ownership" set forth in the General Rules and Regulations of the Securities and Exchange Commission and may include securities owned by or for the individual's spouse and minor children and any other relative who has the same home, as well as securities to which the individual has or shares voting or investment power or shares that the individual has the right to acquire beneficial ownership of within 60 days after March 18, 1998. Beneficial ownership may be disclaimed, at the discretion of the individual, as to certain of the securities reported herein.

(2)    Less than one percent (1%) unless otherwise indicated.

(3) Includes 282 shares owned individually; and 1,375 exercisable stock options and 1,830 shares held as trustee of the Irma Abramson Pollack Revocable Intervivos Trust.

(4) Includes 64,772 shares owned individually; 1,375 exercisable stock options and 3,993 shares held jointly by Mr. Baumgardner's wife and mother.

(5) Includes 7,978 shares owned individually; 1,375 exercisable stock options; l6,780 shares held by Mr. Crouse jointly with his wife; and 544 shares held individually by Mr. Crouse's wife.

(6) Includes 2,303 shares owned individually; 1,375 exercisable stock options and 12,314 shares held by Mr. Eaves jointly with his wife.

(7) See Footnote 2, above, under the caption "Principal Owners" for information regarding the shares of Common Stock held beneficially by Mr. Glass.

(8) Includes 9,885 shares owned individually; 1,375 exercisable stock options; 42,520 shares held by Mr. Hull jointly with his wife; 110 shares held individually by Mr. Hull's wife; and 12,624 shares held by the Residuary Trust of the Estate of Robert W. Smith, for which Mr. Hull is trustee.

(9) Includes 3,231 shares owned individually; 10,164 exercisable stock options; and 3,992 shares granted as Restricted Stock Awards.

(10) Includes 974 shares owned individually; 5,082 exercisable stock options; and 1,166 shares granted as Restricted Stock Awards.

(11) Includes 31,372 exercisable stock options; and 5,158 shares granted as Restricted Stock Awards to Officers.

(12) The percent of class assumes all outstanding stock options, exercisable within sixty (60) days of March 18, 1998, issued to the directors and officers have been exercised and, therefore, on a proforma basis, 1,829,697 shares of Common Stock would be outstanding.

                             ELECTION OF DIRECTORS

         The By-laws of the Corporation provide that the Corporation's business shall be managed by its Board of Directors. Sections 2.02 and 2.03 of the By-laws provide that the number of directors that constitutes the whole Board of Directors shall not be less than five nor more than twenty-four and that the Board of Directors shall be classified into three classes as nearly equal as possible. Each class is elected for a three year term and until their successors are elected and qualified. Within the foregoing limits, the Board of Directors may, from time to time, fix the number of directors and their respective classifications. No person shall serve as a director after he or she has attained the age of seventy (70) years, except those directors who were serving at the formation of the Corporation. Pursuant to Section 2.05 of the By-laws, vacancies on the Board of Directors, including vacancies resulting from an increase in the number of directors, shall be filled by a majority vote of the shareholders or of the remaining members of the Board of Directors. Each person so appointed, if chosen by the directors, shall be a director until the next Annual Meeting of Shareholders, at which time the shareholders shall elect a director for the balance of the term then remaining. Alternatively, vacancies may be filled by a majority vote of the shareholders, in which case, the director so chosen holds office for the balance of the term then remaining.

         Pursuant to Section 2.02 and 2.03 of the By-laws of the Corporation, the number of Directors of the Corporation is currently set at seven (7) members. Two (2) directors, whose term will expire in 2001, shall stand for election at the 1998 Annual Meeting. There are two (2) directors in the class whose term expires in 1999 and three (3) directors in the class whose term expires in 2000.

         Unless otherwise instructed, the Proxy holders will vote the Proxies received by them for the election of the two (2) nominees named below. If any nominee should become unavailable for any reason, Proxies will be voted in favor of a substitute nominee as the Board of Directors of the Corporation shall determine. The Board of Directors has no reason to believe that the nominees named will be unable to serve, if elected. Any vacancy occurring on the Board of Directors of the Corporation for any reason may be filled by a majority vote of the directors then in office until the expiration of the term of the vacancy.

         There is no cumulative voting for the election of directors. Each share of Common Stock is entitled to cast only one vote for each nominee. For example, if a shareholder owns ten shares of Common Stock, he or she may cast up to ten votes for each of the two (2) directors in the class to be elected.

          INFORMATION AS TO NOMINEES, DIRECTORS AND EXECUTIVE OFFICERS

         The following table contains certain information with respect to the nominees for director and the current directors:

                                                                    Principal Occupation
                                           Age as of                 for Past Five Years
                                           March 18,             and Position Held with the            Director Since
                 Name                         1998                Corporation and the Bank               Corp/Bank
                 ----                         ----                ------------------------               ---------
NOMINEES FOR DIRECTOR
WHOSE TERM EXPIRES IN 2001 AND
CURRENT DIRECTORS
WHOSE TERM EXPIRES IN 1998
--------------------------

E. Wayne Baumgardner (2)                       61        Independent Investor                            1993/1984

George B. Crouse  (5)(6)                       58        Vice President, Crouse Ford Sales, Inc.         1993/1985

CURRENT DIRECTORS
WHOSE TERM EXPIRES IN 1999
--------------------------

Eric E. Glass (1)(3)(6)                        58        Chairman of the Board of the Taney              1993/1977
                                                         Corporation; Chairman of the Board of
                                                         the Corporation and the Bank

Donald R. Hull (1)(4)(6)                       59        Accountant, E.A., Vice Chairman of the          1993/1976
                                                         Board and Chairman of the Executive
                                                         Committee of the Corporation and the
                                                         Bank
CURRENT DIRECTORS
WHOSE TERM EXPIRES IN 2000
--------------------------

David M. Abramson                              45        Director, Executive Vice President and          1993/1992
                                                         General Counsel, U.S. Foodservice

Glenn E. Eaves (2)(4)(6)                       62        Dairy Farmer                                    1993/1988

Frank W. Neubauer (1)(6)                       55        Commercial Banker; President and                1994/1994
                                                         Chief Executive Officer of the
                                                         Corporation and the Bank

-----------------

(1) The President/Chief Executive Officer, the Chairman of the Board, and the Vice Chairman of the Board are each ex-officio members of all standing committees of the Bank's Board of Directors.

(2) Member of the Bank's Audit/Compliance Committee. The Audit/Compliance Committee has as its primary functions the review and recommendation of an outside auditor for each fiscal year and the oversight of the Bank's audit and compliance functions. This committee is also the source for reports concerning factual conflicts of interest and reviews circumstances regarding conflicts of interest and reports same to the full Board of Directors, if necessary. This committee met four (4) times in 1997. Mr. Baumgardner was Chairman of the Audit/Compliance Committee in 1997.

(3) Member of the Bank's Compensation Committee. This committee reviews salary administration, including salary ranges, salary surveys and benefits, and approves changes in salary ranges as needed. This committee met four (4) times in 1997. Mr. Glass was Chairman of the Compensation Committee in 1997. Other members of the Board of Directors sit on the Compensation Committee on a rotating basis each quarter.

(4) Member of the Bank's Funds Management Committee. This committee reviews major policies of the Bank with respect to interest rate exposure, liquidity, investments, earnings analysis and forecasts, tax planning, capital, funding and pricing. This committee met three (3) times in 1997. Mr. Jacob Yingling was Chairman of the Funds Management Committee until September 1, 1997, at which time this committee combined with the ALCO Committee to form the Asset & Liability Committee with Michael K. Walsch as Chairman. The Asset & Liability Committee is no longer a committee of the Board of Directors, but rather an internal committee of the Bank since the Chairman is not a Director.

(5) Member of the Bank's Trust Committee. This committee oversees the operations of the Trust Department of the Bank. This committee met three
       (3) times in 1997. Mr. Crouse was Chairman of the Trust Committee in 1997. The complete functions of the Trust Department were outsourced to TrustCorp America effective October 1, 1997, thereby eliminating this committee.

(6) Permanent member of the Bank's Executive Committee. This committee oversees the operations of the Bank. This committee met twelve (12) times in 1997. Mr. Hull was Chairman of the Executive Committee in 1997. Other members of the Board of Directors sat on the Executive Committee on a rotating basis each quarter until September 1, 1997, when the committee changed to fixed membership.

         The aforementioned committees are committees of the Bank and not of the Corporation.

         During 1997, the Bank's Board of Directors held 12 meetings. During 1997, the Corporation's Board of Directors held 12 meetings. Each of the Directors attended at least 75% of the total number of meetings of the Bank and Corporation's Board of Directors.

         The Board of Directors of the Corporation has, at present, one standing committee, the Executive Committee, which met twelve (12) times in 1997. The same persons who are members of the Bank's Executive Committee are members of the Corporation's Executive Committee.

         A shareholder who desires to propose an individual for consideration by the Board of Directors as a nominee for director should submit a proposal in writing to the Secretary of the Corporation in accordance with Article Eighth
(a)(8) of the Corporation's Articles of Incorporation. Any shareholder who intends to nominate a candidate for election to the Board of Directors must notify the Secretary of the Corporation in writing not less than 30 days or more than 60 days prior to the meeting; provided, however, that if less than 31 days' notice of the meeting is given to shareholders, such notice must be given to the Secretary of the Corporation not later than the close of business on the tenth
(10th) day following the day on which notice of the meeting was mailed to shareholders. Each notice must conform with the requirements set forth in Article Eighth (a)(8) of the Corporation's Articles of Incorporation.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that the Corporation's officers and directors, and persons who own more than ten percent (10%) of a registered class of the Corporation's equity securities, file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than ten percent (10%) shareholders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file.

         Based solely on its review of the copies of such forms received by it or written representations from certain reporting persons that no Forms 5 were required for those persons, the Corporation believes that during the period January 1, 1997, through December 31, 1997, its officers and directors were in compliance with all filing requirements applicable to them.

                             EXECUTIVE COMPENSATION

         The table below sets forth certain information concerning the annual compensation for services in all capacities to the Corporation for the fiscal year ended December 31, 1997, 1996 and 1995 of those persons who were, at December 31, 1997, (i) the Chief Executive Officer, and (ii) the four other most highly compensated executive officers of the Corporation to the extent such persons' total annual salary and bonus exceeded $100,000:

                           SUMMARY COMPENSATION TABLE

                                           Annual Compensation                           Long-Term Compensation
                                   ---------------------------------      -------------------------------------------------
                                                                                 Awards              Payouts
                                                                          ---------------------      -------
          (a)               (b)        (c)         (d)         (e)            (f)          (g)          (h)          (i)
                                                              Other
                                                              Annual      Restricted                              All Other
                                                             Compen-         Stock       Options       LTIP        Compen-
        Name and                     Salary       Bonus       sation       Award(s)       /SARs       Payouts       sation
   Principal Position    Year         ($)          ($)         ($)          ($)(1)         (#)          ($)          ($)
   ------------------    ----        ------       -----      -------      ----------     -------      -------     ---------
Frank W. Neubauer        1997      148,400        25,000        0           17,066        2,000          0        14,608 (2)
President and Chief      1996      140,000        30,000        0           16,100        2,200          0        14,827 (2)
Executive Officer        1995      126,500        27,638        0           14,556        2,200          0        19,046 (2)

Michael K. Walsch        1997      116,000        24,000        0            6,670        1,000          0        16,843 (3)
Executive Vice           1996      102,500        25,000        0            5,980        1,100          0        16,939 (3)
President, Chief         1995       93,000        19,411        0            5,354        1,100          0        18,059 (3)
Financial Officer,
and Chief Operating
Officer

----------------
(1) The aggregate restricted stock holdings by Mr. Neubauer are 3,019 shares of Common Stock valued using the price of the Corporation's Common Stock on December 31, 1997 at $28.50 per share, or $86,041 in the aggregate. The aggregate restricted stock holdings of Mr. Walsch are 824 shares of Common Stock valued using the price of the Corporation's Common Stock on December 31, 1997 at $28.50 per share, or $23,484 in the aggregate. Dividends are reinvested on the restricted stock holdings of Mr. Neubauer and Mr. Walsch pursuant to the Corporation's Dividend Reinvestment Plan ("DRIP").

(2) Includes deferred cash contribution pursuant to a Supplemental Retirement Plan, Bank contributions to 401(k) plan, and group term life insurance premiums paid by Bank.

(3) Includes deferred cash contribution pursuant to a Supplemental Retirement Plan, split dollar life insurance premiums paid by Bank, Bank contributions to 401(k) plan, and group term life insurance premiums paid by Bank.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                               Individual Grants
                               -----------------

          (a)                    (b)                 (c)             (d)             (e)              (f)           (g)
                                                                                                     5%($)         10%($)
                              Number of          % of Total                                          Potential Realizable
                             Securities         Options/SAR's      Exercise                            Value at Assumed
                             Underlying          Granted to        or Base                          Annual Rates of Stock
                            Options/SAR's       Employees in        Price        Expiration         Price Appreciation for
          Name               Granted (#)         Fiscal Year      ($/Share)         Date                 Option Term
          ----               -----------         -----------      ---------         ----                 -----------
Frank W. Neubauer                                                                 December
President and Chief             2,000              29.85%           24.50         22, 2007         $43,880         $98,840
Executive Officer

Michael K. Walsch                                                                 December
Executive Vice                  1,000              14.93%           24.50         22, 2007         $21,940         $49,420
President, Chief
Financial Officer
and Chief Operating
Officer


                 AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL
                       YEAR AND FY-END OPTION/SAR VALUES

            (a)                         (b)                      (c)                    (d)                  (e)
                                                                                     Number of
                                                                                     Securities           Value of
                                                                                     Underlying          Unexercised
                                                                                    Unexercised         In-the-Money
                                                                                   Options/SAR's        Options/SAR's
                                                                                    at FY-End(#)        at FY-End(#)

                                Shares Acquired on                                  Exercisable/        Exercisable/
            Name                    Exercise(#)           Value Realized($)        Unexercisable        Unexercisable
            ----                    -----------           -----------------        -------------        -------------
Frank W. Neubauer                        0                        0                 9,240/2,000        $85,025/$8,000
President and Chief
Executive Officer

Michael K. Walsch                        0                        0                 4,620/1,000        $42,512/$4,000
Executive Vice
President, Chief
Financial Officer and
Chief Operating Officer

STOCK OPTION PLAN
------------------

         The Corporation maintains the 1994 Stock Incentive Plan (the "Incentive Plan"), which Plan was approved by shareholders at the 1994 Annual Meeting, to advance the development, growth and financial condition of the Corporation and its subsidiaries and was amended in 1997 to increase the shares issuable under the Incentive Plan by 31,592 shares. The Incentive Plan provides for awards of qualified stock options and non-qualified stock options and is administered by a committee of the Corporation's Board of Directors. In 1997, 7,700 qualified stock options were granted under the Plan.

INDEPENDENT DIRECTORS' STOCK OPTION PLAN
----------------------------------------

         The Corporation maintains the 1997 Independent Directors' Stock Option Plan (the "Directors Plan"), which Plan was approved by shareholders at the 1997 Annual Meeting, to advance the interests of the Corporation by providing incentives to attract, motivate and retain non-employee members of the Board of Directors of the Corporation through participation in the appreciation of the capital stock of the Corporation. The Corporation reserved 60,000 shares for issuance under the Directors Plan, which shares were adjusted to reflect the Corporation's 10% stock dividend payable to shareholders on February 17, 1998, and will be adjusted to reflect certain other increases in the outstanding shares of the Corporation, as provided in the Directors Plan. The Directors Plan provides for awards of non-qualified stock options to non-employee directors of the Corporation. In 1997, 35,000 stock options were granted under the Directors Plan.

401(K) PLAN
-----------

         Neither the Corporation nor the Bank has a retirement or pension plan. The Bank has a contributory thrift plan qualifying under Section 401(k) of the Internal Revenue Code (the "Plan"). Employees with six months of service are eligible for participation in the Plan. Participants are allowed to defer up to 15% of their annual compensation by contributing amounts to the Plan. The Bank contributes to the Plan for each participant $1.00 for each $2.00 of the participants' contributions which do not exceed 6% of annual compensation. Each year, the Board of Directors, at its discretion authorizes additional contributions to the Plan. Plan participants are fully vested after five (5) full years of service or upon death, disability or retirement. Contributions by participants, matching contributions and annual discretionary contributions by the Bank are invested in pre-selected investment funds at the direction of the participants. Annual discretionary contributions by the Bank are invested at the direction of the participants of the Plan or distributed in cash.

         Mr. Neubauer has six (6) credited years of service and is one hundred percent (100%) vested in the Plan. Mr. Walsch has five (5) credited years of service and is one hundred percent (100%) vested in the Plan. The total amount of Bank contributions to all employees, including $42,000 in discretionary profit sharing distributions, under the plan in 1997 was $117,130.14.

SUPPLEMENTAL RETIREMENT PLAN
----------------------------

         The Bank entered into supplemental retirement agreements with Mr. Neubauer (beginning in 1993) and Mr. Walsch (beginning in 1994) which are performance-based. The Bank maintains deferred cash accounts for Mr. Neubauer and Mr. Walsch to which the bank allocates, each year, an amount equal to .455% and .2275%, respectively, of the pre-tax net income of the Bank for each year; provided that, the financial and other performance goals of the Bank, as set and determined by the Board of Directors, have been achieved during the year. These goals were achieved in 1997. In addition to the Deferred Cash Account, the Bank annually transfers to Mr. Neubauer and to Mr. Walsch shares of the Common Stock of the Corporation valued at 11.5% of Mr. Neubauer's base salary and 5.75% of Mr. Walsch's base salary, respectively; provided that the financial and other performance goals of the Bank, as set and determined by the Board of Directors, have been achieved during the year. These goals were achieved in 1997. All such shares awarded under this Supplemental Retirement Plan are restricted and may not be transferred prior to vesting and they are subject to forfeiture if employment is terminated prior to vesting. Mr. Neubauer's deferred cash account and shares awarded vest beginning in 2001 at a rate of 20% per year. Mr. Walsch's deferred cash account and shares awarded vest beginning in 2002 at a rate of 10% per year.

         In the event of death, disability, termination of employment without good cause, or a change in control of the Corporation, all awards will fully vest. The Deferred Cash Accounts are invested in investment vehicles as proposed in writing by Mr. Neubauer and Mr. Walsch, respectively, and approved by the Bank's Board of Directors. The restricted shares earn dividends pursuant to the Corporation's Dividend Reinvestment Plan. No payments will be made from the respective Deferred Cash Accounts until retirement (assuming there is no premature death or disability) at which time the full balance shall be paid, unless the Bank and the named executive agree otherwise.

COMPENSATION OF DIRECTORS
-------------------------

         During 1997, the Chairman and Vice Chairman of the Bank's Board of Directors received an annual retainer of $15,000. The non-employee Bank directors received an annual retainer of $10,800. The Chairman of the Board of Directors of the Bank's wholly-owned subsidiary, TBT Investments, Inc., received an additional $1,200. In the aggregate, the Bank's Board of Directors received $82,500 for service in 1997. This amount includes all directors fees paid to all individuals who served as directors of the Bank in 1997. Directors received no remuneration for attendance at meetings of the Board of Directors of the Corporation.

EMPLOYMENT CONTRACT
-------------------

     On June 16, 1993, the Bank and Mr. Frank W. Neubauer, then Executive Vice President of the Corporation and the Bank (currently President and Chief Executive Officer of the Corporation and the Bank), entered into an employment agreement. The employment agreement had a term of two (2) years, which term renewed automatically for an additional one (1) year at the end of the first calendar year and each year thereafter, unless either Mr. Neubauer or the Bank provides 180 days prior written notification of termination of the employment agreement. The agreement specifies Mr. Neubauer's position and duties, compensation and benefits and termination. The employment agreement contains a non-compete provision and a confidentiality provision. Also, the employment agreement provided for the relocation of Mr. Neubauer to Westminster, Carroll County and a relocation bonus equal to the amount of loss, ($88,235), Mr. Neubauer sustained in 1993 on the sale of his former principal residence. The relocation bonus was paid to Mr. Neubauer in 1993 and vests over a five year period beginning in 1994. In 1997, the Bank accrued an additional $17,647 (20%) of the relocation bonus of $88,235 for compensation on the loss sustained on the sale of a residence by Mr. Neubauer under his employment agreement. The remainder will be accrued in 1998.

         Under the terms of his employment agreement, Mr. Neubauer currently serves as the President and Chief Executive Officer of the Bank. ln 1997, Mr. Neubauer's annual direct salary was set by the Board of Directors at $148,400. In the event of Mr. Neubauer's disability, the employment agreement provides that Mr. Neubauer shall continue to receive his salary for a period of 90 days. In addition, the Board of Directors of the Bank may provide for payment of a periodic bonus if such bonus is deemed appropriate by the Board of Directors. Mr. Neubauer is also entitled to receive the customary employee benefits made available by the Bank to its employees, as well as twenty (20) days of paid vacation.

                              CERTAIN TRANSACTIONS

         Except as set forth below, there have been no material transactions between the Corporation and the Bank, nor any material transactions proposed, with any director or executive officer of the Corporation and the Bank, or any associate of the foregoing persons. The Corporation and the Bank have had and intend to continue to have banking and financial transactions in the ordinary course of business with directors and officers of the Corporation and the Bank and their associates on comparable terms and with similar interest rates as those prevailing from time to time for other customers of the Corporation and the Bank.

         Total loans outstanding from the Corporation and the Bank at December 31, 1997, to the Corporation's and the Bank's officers and directors as a group and to members of their immediate families and companies in which they had an ownership interest of 10% or more was $2,413,642.01, or approximately 9.9% of the total equity capital of the Bank. Loans to such persons were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features. The aggregate amount of indebtedness outstanding as of the latest practicable date, February 27, 1998, to the above described group was $2,401,564.68.

         Certain loans from the Bank to directors were outstanding in 1997 in an amount considered by management of the Corporation and the Bank to be material. Glenn E. Eaves, Director, had two (2) loans outstanding on December 31, 1997 in the amount of $792,550.71 and $400,046.70, respectively. Each loan is secured by real estate. All of the loans to Mr. Eaves are current as to payments of principal and interest, and were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons as discussed above.

PRINCIPAL OFFICERS OF THE CORPORATION
-------------------------------------

         The following table sets forth selected information, as of March 18, 1998, and adjusted to reflect the ten percent (10%) stock dividend payable to shareholders on February 17, 1998, about the principal officers of the Corporation, each of whom is elected by the Board of Directors and each of whom holds office at the discretion of the Board of Directors:

                                                                   Bank                Number of           Age as of
                                                Held             Employee         Shares Beneficially      March 18,
                  Name                          Since             Since                  Owned                1998
                  ----                          -----             -----                  -----                ----
Eric E. Glass                                   1997               (1)                119,046 (2)              58
Chairman of the Board

Donald R. Hull                                  1997               (1)                 66,514 (3)              59
Vice Chairman of the Board

Frank W. Neubauer                               1994               1992                17,387 (4)              55
President and Chief Executive Officer

Michael K. Walsch                               1995               1993                 7,222 (5)              42
Executive Vice President, Treasurer,
Chief Financial Officer, and Chief
Operating Officer

Edward D. Leister                               1993               1977                 6,595 (6)              57
Senior Vice President

Brian M. Etzler                                 1994               1974                 2,163 (7)              43
Secretary

---------------------
(1)    Messrs. Glass and Hull are not employees of the Bank.

(2) See Footnote 2, above, under the caption "Principal Owners" for information regarding the shares of Common Stock held beneficially by Mr. Glass.

(3) See Footnote 8, above, under the caption "Beneficial Ownership by Officers, Directors and Nominees" for information regarding the shares of Common Stock held beneficially by Mr. Hull.

(4) See Footnote 9, above, under the caption "Beneficial Ownership by Officers, Directors and Nominees" for information regarding the shares of Common Stock held beneficially by Mr. Neubauer.

(5) See Footnote 10, above, under the caption "Beneficial Ownership by Officers, Directors and Nominees" for information regarding the shares of Common Stock held beneficially by Mr. Walsch.

(6) Includes 1 share owned individually; 3,872 exercisable stock options; and 2,722 shares held jointly with Mr. Leister's wife.

(7) Includes 665 shares owned individually; 484 exercisable stock options and 1,014 shares held jointly with Mr. Etzler's wife.

PRINCIPAL OFFICERS OF THE BANK
------------------------------

         The following table sets forth selected information, as of March 18, 1998, and adjusted to reflect the ten percent (10%) stock dividend payable to shareholders on February 17, 1998, about the principal officers of the Bank, each of whom is elected by the Board of Directors and each of whom holds office at the discretion of the Board of Directors:

                                                                                             Number of
                                                                              Bank            Shares          Age as of
                             Office and Position                  Held      Employee       Beneficially       March 18,
Name                            with the Bank                     Since       Since            Owned             1998
----                            -------------                     -----       -----            -----             ----
Eric E. Glass              Chairman of the Board                  1997         (1)          119,046 (2)           58

Donald R. Hull             Vice Chairman of the Board             1997         (1)           66,514 (3)           59

Frank W. Neubauer          President and Chief Executive          1994        1992           17,387 (4)           55
                           Officer

Michael K. Walsch          Executive Vice President,              1995        1993            7,222 (5)           42
                           Treasurer, Chief Financial
                           Officer, and Chief Operating
                           Officer

Edward D. Leister          Senior Vice President                  1982        1977            6,595 (6)           57

Craig H. McConnell         Senior Vice President                  1996        1996              606 (7)           49

Christopher D. Holt        Senior Vice President                  1998        1992            3,218 (8)           34

Brian M. Etzler            Vice President and Secretary           1994        1974            2,163 (9)           43

--------------------
(1)    Messrs. Glass and Hull are not employees of the Bank.

(2) See Footnote 2, above, under the caption "Principal Owners" for information regarding the shares of Common Stock held beneficially by Mr. Glass.

(3) See Footnote 8, above, under the caption "Beneficial Ownership by Officers, Directors and Nominees" for information regarding the shares of Common Stock held beneficially by Mr. Hull.

(4) See Footnote 9, above, under the caption "Beneficial Ownership by Officers, Directors and Nominees"for information regarding the shares of Common Stock held beneficially by Mr. Neubauer.

(5) See Footnote 10, above, under the caption "Beneficial Ownership by Officers, Directors and Nominees" for information regarding the shares of Common Stock held beneficially by Mr. Walsch.

(6) See Footnote 6, above, under the caption "Principal Officers of the Corporation" for information regarding the shares of Common Stock held beneficially by Mr. Leister.

(7)    Includes 1 share owned individually and 605 exercisable stock options.

(8) Includes 1 share owned individually; 2,915 exercisable stock options and 302 shares held by Mr. Holt jointly with his wife.

(9) See Footnote 7, above, under the caption "Principal Officers of the Corporation" for information regarding the shares of Common Stock held beneficially by Mr. Etzler.

                      RATIFICATION OF INDEPENDENT AUDITORS

         Unless instructed to the contrary, it is intended that votes will be cast pursuant to the proxies for the ratification of the selection of Stegman & Company, Certified Public Accountants, as the Corporation's independent auditors for its 1998 fiscal year. The Corporation has been advised by Stegman & Company, Certified Public Accountants, that none of its members has any financial interest in the Corporation. Ratification of Stegman & Company, Certified Public Accountants, will require the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting. Stegman & Company, Certified Public Accountants, served as the Corporation's independent auditors for the 1997 fiscal year, assisted the Corporation and the Bank with the preparation of their federal and state tax returns, provided assistance in connection with regulatory matters, and provided data processing consulting services, charging the Bank for such services at its customary hourly billing rates. These non-audit services were approved by the Corporation's and the Bank's Board of Directors after due consideration of the effect of the performance thereof on the independence of the auditors and after the conclusion by the Corporation's and the Bank's Board of Directors that there was no effect on the independence of the auditors.

         In the event that the shareholders do not ratify the selection of Stegman & Company, Certified Public Accountants, as the Corporation's independent auditors for the 1998 fiscal year, another accounting firm may be chosen to provide independent audit services for the 1998 fiscal year. The Board of Directors recommends that the shareholders vote FOR the ratification of the selection of Stegman & Company, Certified Public Accountants, as the independent auditors for the Corporation for the year ending December 31, 1998.

                                 ANNUAL REPORT

         A copy of the Corporation's Annual Report for its fiscal year ended December 31, 1997 is enclosed with this Proxy Statement. A representative of Stegman & Company, Certified Public Accountants, the accounting firm that examined the financial statements in the Annual Report, will attend the meeting. The representative will have the opportunity to make a statement, if he desires to do so, and will be available to respond to any appropriate questions concerning the Annual Report presented by shareholders at the Annual Meeting.

                             SHAREHOLDER PROPOSALS

         Any shareholder who, in accordance with and subject to the provisions of the proxy rules of the Securities and Exchange Commission, wishes to submit a proposal for inclusion in the Corporation's Proxy Statement for its 1999 Annual Meeting of Shareholders must deliver such proposal in writing to the President of Monocacy Bancshares, Inc. at its principal executive offices, 222 East Baltimore Street, Taneytown, Maryland 21787, not later than December 1, 1998.

                                 OTHER MATTERS

         The Board of Directors does not know of any matters to be presented for consideration other than the matters described in the accompanying Notice of Annual Meeting of Shareholders, but if any matters are properly presented, it is the intention of the persons named in the accompanying Proxy to vote on such matters in accordance with their best judgment.

                             ADDITIONAL INFORMATION

         UPON WRITTEN REQUEST OF ANY SHAREHOLDER, A COPY OF THE CORPORATION'S REPORT ON FORM 10-K FOR ITS FISCAL YEAR ENDED DECEMBER 31, 1997 INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 13a-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, MAY BE OBTAINED, WITHOUT CHARGE, FROM MICHAEL
K. WALSCH, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, MONOCACY BANCSHARES, INC., 222 EAST BALTIMORE STREET, POST OFFICE BOX 491, TANEYTOWN, MARYLAND 21787.

                           MONOCACY BANCSHARES, INC.

                                     PROXY

          ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 27, 1998 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

         The undersigned hereby constitutes and appoints Michael K. Walsch and Brian M. Etzler and each or any of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of Monocacy Bancshares, Inc. (the "Corporation") that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held at the main office of Taneytown Bank & Trust Company, 222 East Baltimore Street, Taneytown, Maryland 21787, on Monday, April 27, 1998, at 3:00 p.m., prevailing time, and at any adjournment or postponement thereof as follows:

1.       ELECTION OF TWO DIRECTORS WHOSE TERM EXPIRES IN 2001.

         E. Wayne Baumgardner and George B. Crouse

         [ ]       FOR all nominees               [ ]     WITHHOLD AUTHORITY
                   listed above (except                   to vote for all
                   as marked to the                       nominees listed
                   contrary below)                        above

         (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.)

         -----------------------------------------------------------------------

2. PROPOSAL TO RATIFY THE SELECTION OF STEGMAN & COMPANY, CERTIFIED PUBLIC ACCOUNTANTS, AS THE INDEPENDENT AUDITORS FOR THE CORPORATION FOR THE YEAR ENDING DECEMBER 31, 1998.

         [ ]    FOR                   [ ]    AGAINST              [ ]    ABSTAIN

         The Board of Directors recommends a vote FOR this proposal.

         -----------------------------------------------------------------------

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof.

         THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ABOVE AND FOR PROPOSAL 2.

                                            Dated: _______________, 1998



                                            ____________________________________
                                            Signature(s) of Shareholders


                                            ____________________________________
                                            Signature(s) of Shareholders


Number of Shares Held
of Record on March 18,
1998 ______________

THE PROXY MUST BE DATED, SIGNED BY THE SHAREHOLDER(S) AND RETURNED PROMPTLY TO THE TRANSFER AGENT IN THE ENCLOSED ENVELOPE. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE. IF MORE THAN ONE TRUSTEE, ALL SHOULD SIGN. IF STOCK IS HELD JOINTLY, EACH OWNER SHOULD SIGN.